Exhibit 99.2

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

Fiscal 2005 and Fiscal 2006 segment revenues and operating results have been reclassified from previously reported amounts to conform with the current period’s presentation, reflecting the discontinuation of the freeze dryer product line.

	Three Months Ended				Full Year Fiscal 2005
	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$246,618	$254,250	$273,765	$307,041	$1,081,674
Cost of revenues	138,718	146,162	157,297	177,576	619,753

Gross profit	107,900	108,088	116,468	129,465	461,921

Operating expenses:
Selling, general, and administrative	72,042	71,445	69,776	75,805	289,068
Research and development	8,233	7,844	8,107	7,325	31,509

	80,275	79,289	77,883	83,130	320,577

Income from operations	27,625	28,799	38,585	46,335	141,344
Non-operating expense, net	701	686	633	1,032	3,052

Income from continuing operations before income tax expense	26,924	28,113	37,952	45,303	138,292
Income tax expense	9,563	10,522	14,321	20,214	54,620

Income from continuing operations	17,361	17,591	23,631	25,089	83,672
Gain on sale of discontinued operations, net of tax		—	—	—	—
(Loss) income from discontinued operations, net of tax	256	1,302	826	(76)	2,308

Net income	$17,617	$18,893	$24,457	$25,013	85,980

Earnings per common share (EPS) data:
Basic earnings per common share
Continuing operations	$0.25	$0.25	$0.34	$0.36	$1.21
Discontinued operations	—	0.02	0.01	—	$0.03

Net income	$0.25	$0.27	$0.35	$0.36	$1.24

Diluted earnings per common share
Continuing operations	$0.25	$0.25	$0.34	$0.36	$1.20
Discontinued operations	—	0.02	0.01	—	$0.03

Net income	$0.25	$0.27	$0.35	$0.36	$1.23

	Three Months Ended
	June 30, 2005	September 30, 2005
	(Unaudited)	(Unaudited)
Revenues	$268,083	$273,436
Cost of revenues	152,507	160,253

Gross profit	115,576	113,183

Operating expenses:
Selling, general, and administrative	81,232	78,648
Research and development	7,741	9,097

	88,973	87,745

Income from operations	26,603	25,438
Non-operating expense, net	(706)	937

Income from continuing operations before income tax expense	27,309	24,501
Income tax expense	10,377	9,096

Income from continuing operations	16,932	15,405
Gain on sale of discontinued operations, net of tax	—	—
(Loss) income from discontinued operations, net of tax	400	1,010

Net income	$17,332	$16,415

Earnings per common share (EPS) data:
Basic earnings per common share
Continuing operations	$0.24	$0.23
Discontinued operations	0.01	0.01

Net income	$0.25	$0.24

Diluted earnings per common share
Continuing operations	$0.24	$0.23
Discontinued operations	0.01	0.01

Net income	$0.25	$0.24

STERIS Corporation

Segment Data

(In thousands)

Fiscal 2005 and Fiscal 2006 segment revenues and operating results have been reclassified from previously reported amounts to conform with the current period’s presentation, reflecting the change in the reporting of the service business and reflecting the discontinuation of the freeze dryer product line.

	Fiscal Year 2005 (Unaudited)
	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Segment Revenues:
Healthcare	$168,414	$179,218	$197,251	$218,996
Life Sciences	53,769	50,786	51,589	56,859
STERIS Isomedix Services	24,435	24,246	24,925	31,186

Total Segment Revenues	$246,618	$254,250	$273,765	$307,041

Segment Operating Income (Loss):
Healthcare	$24,146	$26,477	$34,557	$40,409
Life Sciences	(1,383)	(1,962)	(541)	43
STERIS Isomedix Services	4,862	4,284	4,569	5,883

Total Segment Operating Income	$27,625	$28,799	$38,585	$46,335

	Fiscal Year 2006 (Unadited)
	Quarter 1	Quarter 2
Segment Revenues:
Healthcare	$185,760	$193,992
Life Sciences	49,817	47,444
STERIS Isomedix Services	32,506	32,000

Total Segment Revenues	$268,083	$273,436

Segment Operating Income (Loss):
Healthcare	$22,554	$21,995
Life Sciences	(2,156)	(1,397)
STERIS Isomedix Services	6,205	4,840

Total Segment Operating Income	$26,603	$25,438